QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

Amendment to 1997 Stock Option Plan

    The Health Net, Inc. 1997 Stock Option Plan (the "1997 Plan") was amended on December 18, 2000 to delete subsection 6.8(b) of the 1997 Plan in its entirety and to replace it with the following new subsection 6.8(b):

``(b)
Definition of Change in Control.  A "Change in Control" shall mean:

      (i)  Consummated Transaction.  Consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the liquidation or dissolution of the Company;

      (ii) Control Purchase.  The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities);

      (iii) Board Change.  A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

      (iv) Other Transactions.  The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

    The Agreement evidencing options or Restricted Stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the vesting of Restricted Stock as provided in this Section as the Committee deems appropriate to ensure that the penalty provisions of Section 4999 of the Code, or any successor thereto in effect at the time of such acceleration, will not apply to any stock, cash or other property received by the holder from the Company."

QuickLinks

Exhibit 10.17
Amendment to 1997 Stock Option Plan